Exhibit 10.3
FORM OF VESTING ACCELERATION AGREEMENT
THIS VESTING ACCELERATION AGREEMENT (this “Agreement”) is made by and among ________ (the “Limited Partner”), Perella Weinberg Partners LLC, a Delaware limited liability company (“PWP LLC”), PWP Holdings LP, a Delaware limited partnership (“Holdings”), PWP GP LLC, a Delaware limited liability company (“OP GP”), PWP VoteCo Professionals LP, a Delaware limited partnership (“VoteCo Professionals”), and Perella Weinberg Partners, a Delaware corporation (“PubCo”), effective as of _____________, 2024. Each capitalized term used herein but not defined herein shall have the meaning ascribed thereto in the Agreement of Limited Partnership of VoteCo Professionals, dated December 31, 2023 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “VoteCo LPA”), or the Agreement of Limited Partnership of PWP AdCo Professionals LP (“AdCo Professionals”), dated December 31, 2023 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “AdCo LPA”), as applicable.
WHEREAS, as of the date hereof, the Limited Partner is a holder of the number of (a) Partnership Class A-2 Common Units of AdCo Professionals (or, following the Merger (as defined below), Partnership Class A-2 Common Units of Holdings), (b) Partnership Class A-3 Common Units of AdCo Professionals (or, following the Merger, Partnership Class A-3 Common Units of Holdings) (the units contemplated by clauses (a) and (b), the “Holdings Accelerated Units”), (c) Partnership Class A-2 Common Units in VoteCo Professionals and/or (d) Partnership Class A-3 Common Units in VoteCo Professionals (the units contemplated by clauses (c) and (d), the “VoteCo Accelerated Units” and, together with the Holdings Accelerated Units, the “Accelerated Units”), as applicable and as detailed in Schedule 1, attached hereto; and
WHEREAS, (a) AdCo Professionals is expected to merge with and into Holdings, with Holdings surviving (the “Merger”) and (b) in connection with the Merger, Holdings is expected to adopt a Second Amended and Restated Agreement of Limited Partnership (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Second A&R Holdings LPA”) that, among other things, permits conversion of any portion of the Partnership Class A-3 Common Units of Holdings into cash instead of Partnership Class A-1 Common Units of Holdings at the time of their vesting upon the mutual agreement of the Limited Partner and OP GP.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Acceleration of Vesting. Subject to and conditioned upon the consummation of the Merger (if any), the Limited Partner, PWP LLC and OP GP hereby agree that the Accelerated Units shall automatically vest (subject to Section 2) on a day determined by OP GP, in its sole discretion, between April 2, 2024 and May 16, 2024; provided that the Limited Partner (or its Associated Person) remains an Active Professional and has not given or received a notice of Termination, at such time (such acceleration, the “Vesting Acceleration”).
2.Conversion to Cash. Upon vesting, the Limited Partner and OP GP hereby agree that a portion of the Partnership Class A-3 Common Units of Holdings shall be converted into cash in an aggregate amount equal to such Limited Partner’s estimated tax liability (as determined by OP GP in its sole discretion and to the extent OP GP determines sufficient cash is available for such purpose) in connection with the vesting event and paid to the Limited Partner on a day determined by OP GP, in its sole discretion (but in no event later than June 1, 2024), and the units so converted (such units the “Cancelled Holdings Units”) shall automatically be deemed cancelled in accordance with the Second A&R Holdings LPA.
3.Repurchase. Concurrently with the cancellation of the Cancelled Holdings Units, (a) PubCo hereby agrees to repurchase and acquire from VoteCo Professionals, and VoteCo Professionals hereby agrees to sell and deliver to PubCo, a number of PubCo Class B-1 Shares equivalent to the number of Cancelled Holding Units in consideration for an amount of cash equal to the aggregate fair market value of such shares at the time of such repurchase, as determined by PubCo in its sole discretion (the “Purchase Price”), and (b) VoteCo Professionals agrees to repurchase and acquire from the Limited Partner, and the Limited Partner hereby agrees to sell and deliver to VoteCo Professionals, an equivalent number of VoteCo Accelerated Units for the Purchase Price.

4.Lock-Up. From and after the Vesting Acceleration, the Limited Partner, PWP LLC and OP GP hereby agree that the Accelerated Units (net of Cancelled Holdings Units) shall be subject to the Lock-Up Period set forth on Schedule 1, attached hereto; provided, however, that the Limited Partner shall not be permitted to exchange any Accelerated Units on the Quarterly Exchange Date in the third Quarter of 2024.
5.Release. Effective upon the Vesting Acceleration, but expressly conditioned upon such Vesting Acceleration, the Limited Partner, in their personal capacity, for and on behalf of themselves and their heirs, executors, administrators, successors and assigns (the “Limited Partner Release Parties”), hereby irrevocably, unconditionally, knowingly and voluntarily releases, acquits, remises, discharges and forever waives and relinquishes all Claims (as defined below) relating to AdCo Professionals and VoteCo Professionals, any of their respective Affiliates and any of their respective businesses, which any of the Limited Partner Release Parties ever had, has, can have, or might have now or in the future, for, upon or by reason of any matter, cause or thing whatsoever, whether in law or in equity, against AdCo Professionals, VoteCo Professionals, Holdings, OP GP, PWP LLC, PubCo or their Affiliates or any of their respective successors (by merger, consolidation, division or similar transaction), assigns, executors, heirs, officers, directors, managers, partners, employees, agents and representatives (“Representatives”) (collectively, the “PWP Release Parties”), other than to enforce any express rights under any agreement to which any Limited Partner Release Party is a party or an express third-party beneficiary thereof arising after the acceleration (the “Limited Partner Released Claims”); provided, however, that, notwithstanding the foregoing, nothing contained in this Section 5 shall in any way diminish or impair: (a) rights under this Section 5, (b) rights to indemnification, exculpation, advancement of expenses or insurance coverage pursuant to or in accordance with the AdCo LPA, the VoteCo LPA or the Second A&R Holdings LPA (including as an Indemnitee), the organizational documents of AdCo Professionals, VoteCo Professionals, Holdings, OP GP, PWP LLC, the sole member of OP GP, or the members of PWP LLC or their respective Subsidiaries, or applicable law, as applicable, (c) rights with respect to any breach of contract claim against the PWP Release Parties or (d) rights that cannot be waived pursuant to applicable law. For the avoidance of doubt, no Limited Partner Release Party who is currently an employee, officer, manager, partner and/or director of AdCo Professionals, VoteCo Professionals, Holdings or any of their respective Subsidiaries (or the predecessors thereof) shall cease to be a Limited Partner Release Party should they cease to serve in such position for any reason.
“Claim” shall mean any actual, potential or threatened claim, counterclaim, action, investigation, arbitration or other alternative dispute resolution mechanism, appeal, inquiry, inspection, audit, examination, proceeding, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, financial obligations, charges, rights, damages, loss, cost or expense, attorneys’ fees and liabilities of any kind or nature whatsoever, known or unknown, contingent or non-contingent, suspected or unsuspected, whether arising under state, federal or other law, or based on common law, statutory law, regulations, equity or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory.
The Limited Partner Release Parties acknowledge that the laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM, HER OR IT WOULD HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Limited Partner Release Parties acknowledge that such provisions are designed to protect a person from waiving Claims that it does not know exist or may exist. Nonetheless, the Limited Partner Release Parties agree that, effective as of the acceleration, the Limited Partner Release Parties shall be deemed to waive any protections provided by such provisions to the fullest extent permitted by law and shall not institute any legal proceedings based upon, arising out of, or relating to any of the Claims released pursuant to this Section 5, whether known or unknown at the time of executing this Agreement.

It is expressly agreed that the PWP Release Parties and their respective Representatives, to the extent they are not parties to this Agreement, shall be intended third-party beneficiaries of the release provisions set forth herein and shall be entitled to enforce such provisions in the same manner and to the same extent as the parties hereto. The Limited Partner Release Parties agree to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Section 5.
6.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the laws of conflict of any jurisdiction).
7.Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
8.Counterparts. This Agreement may be executed in multiple counterparts, including electronically by pdf or facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by express courier service, or sent via email to the address or email address (as the case may be) as shown below the signature of such party on the signature page of this Agreement, or to such other address or addresses as such party may designate by fifteen (15) days’ advance written notice to the other party given in accordance with this Section 9. All notices shall be effective (i) when delivered personally, (ii) when sent by email, or (iii) three (3) days following the day sent by express courier service.
10.Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties.
11.Entire Agreement. This Agreement, the AdCo Professionals LPA, the VoteCo Professionals LPA and the Second A&R Holdings LPA shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement to take effect on the date first above written.
LIMITED PARTNER

Name (print or type)
By:
    Signature
    (if an individual)
By:
    Signature of Authorized Representative
    (if not an individual)
Name:

Title:
PWP HOLDINGS LP
By:    PWP GP LLC, as General Partner
By:
Name:
Title:
PWP VOTECO PROFESSIONALS LP
By:    Perella Weinberg Partners LLC,
as General Partner
By:
Name:
Title:
PERELLA WEINBERG PARTNERS
By:
Name:
Title:

Schedule 1
([INSERT LIMITED PARTNER NAME])
Accelerated Units

Partnership Class A-2 Common Units in AdCo Professionals	Partnership Class A-3 Common Units in AdCo Professionals	Partnership Class A-2 Common Units in VoteCo Professionals	Partnership Class A-3 Common Units in VoteCo Professionals
[●]	[●]	[●]	[●]
Lock-Up Period

Lock-Up Release Date	Cumulative Percentage of Accelerated Units Released from Lock-Up
May 16, 2024	20%
November 18, 2024	40%
May 16, 2025	60%
November 17, 2025	80%
May 18, 2026	100%